UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 14, 2026

PSB Financial, Inc.
(Exact name of registrant as specified in its charter)

Maryland	333-290457	39-4296886
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

202 North Main Street P.O. Box 191 Deer Lodge, Montana 59722
(Address of principal executive offices, including zip code)

(406) 846-2202
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 14, 2026, Pioneer State Bank (“Pioneer”) entered into employment and compensation arrangements with its President and CEO, Phillip K. Willett, in connection with his continued employment. Pioneer and Mr. Willett entered into the Employment Agreement, Change of Control Agreement, Supplemental Executive Retirement Plan Agreement (the “SERP”), and Restrictive Covenant Agreement.

Pursuant to the Employment Agreement, Mr. Willett’s term of employment as President and CEO continues through July 14, 2029, subject to earlier termination as set forth in the agreement. Mr. Willett is entitled to the following compensation and benefits under the Employment Agreement:

•	An annual base salary of $170,155, subject to increase;

•	Eligibility to participate in a bonus pool to be determined by the Board of Directors of PSB Financial, Inc. (“PSB Financial”), the parent company of Pioneer, and to be based on individual performance and company performance;

•	Certain payout of benefits upon termination of employment without cause and termination of employment by Mr. Willett for good reason, which benefits include a severance payment equal to nine months of base salary;

•	Eligibility to participate in any equity plans adopted by PSB Financial; and

•	Eligibility to participate in Pioneer’s retirement plans and/or welfare benefit plans that are generally applicable to all similarly situated employees of Pioneer.

Under the Change of Control Agreement, Mr. Willett is entitled to certain benefits upon termination of employment during a specified time period following a change of control. In particular, if during the post-change of control period ending on the first anniversary of the change of control, Pioneer terminates Mr. Willett’s employment other than for cause or as a result of death or disability, or if Mr. Willett terminates his employment for good reason, Pioneer shall pay an amount equal to 2.99x of Mr. Willett’s total W-2 and 1099 compensation in the calendar year immediately prior to such event (subject to reduction if such amount constitutes an excess parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended), plus base salary through his date of termination or good reason event, and any additional accrued benefits as of such date. If Mr. Willett is entitled to severance pursuant to any other arrangement, he is entitled only to the greater of the amount payable under the Change of Control Agreement or such other severance payment.

Pursuant to the SERP, if Mr. Willett separates from service after reaching the normal retirement age of age 62, he would be entitled to an annual benefit equal to $150,000, to be paid in equal monthly installments for a period of 120 months following his separation from service. If Mr. Willett separates from service before reaching age 62 (other than on account of death, disability, or for cause), he would be entitled to the vested portion of his normal retirement benefit, following attainment of age 62. Mr. Willett will fully vest in his normal retirement benefit upon attaining age 60 or upon the event of a change in control. Certain accrued benefits are paid in the event of disability or death before retirement, and Mr. Willett becomes 100% vested upon death or disability. If Mr. Willett is terminated for cause, he will forfeit all benefits under the SERP. As previously disclosed, in support of the SERP, Pioneer purchased a single premium bank owned life insurance policy in the amount of $1,450,000.

Pursuant to the Restrictive Covenant Agreement, Mr. Willett is subject to certain customary restrictive covenant obligations in favor of Pioneer.

The foregoing descriptions of the Employment Agreement, Change of Control Agreement, SERP, and Restrictive Covenant Agreement do not purport to be complete and are qualified in their entirety by reference to such agreements, copies of which are attached as exhibits to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement, dated July 14, 2026, by and between Pioneer and Mr. Willett.

10.2	Change of Control Agreement, dated July 14, 2026, by and between Pioneer and Mr. Willett.

10.3	Supplemental Executive Retirement Plan Agreement, dated July 14, 2026, by and between Pioneer and Mr. Willett.

10.4	Restrictive Covenant Agreement, dated July 14, 2026, by and between Pioneer and Mr. Willett.

104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSB Financial, Inc.

Dated: July 16, 2026	By:	/s/ Phillip K. Willett
Phillip K. Willett
President and Chief Executive Officer

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